ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is entered into and effective as of June 29, 2012 (the “Effective Date”) by and between DIONICS, INC., a Delaware corporation (the “Assignor”), and DIONICS-USA INCORPORATED, a New York corporation (the “Assignee”).

RECITALS

A.           This Assignment and Assumption is made pursuant to that certain Share Exchange Agreement dated as of January 30, 2012, as amended, by and among the Assignor, Shangrao Bai Hua Zhou Industrial Co., Ltd. (“Shangrao”), and the shareholder of Shangrao (the “Share Exchange Agreement”).

B.           Pursuant to the Share Exchange Agreement, Assignor has agreed and desires to assign certain assets of the Assignor, and Assignee wishes and has agreed to assume all liabilities with respect thereto, as set forth below.

AGREEMENT

NOW, THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.           Assignment.  As of the Effective Date, the Assignor hereby assigns, grants and conveys to Assignee all of Assignor’s right, title and interest in and to all of the properties and assets of the Assignor related to its business and operations existing immediately prior to the date hereof, whether tangible and intangible, real, personal or mixed, wherever located, and whether or not reflected on the books and records of the Assignor, including, without limitation, all cash; accounts receivable; inventory; furniture, fixtures, equipment, machinery and other tangible personal property; any contracts, subcontracts, licenses, sublicenses, or other agreements whether written or oral (including any and all amendments thereto) and any and all claims thereunder; leases; purchase orders, customer orders and similar commitments; tax refunds; service contracts; warranties; trade names, intellectual property rights, copyrights, trade name applications, brand names, brand name applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, patents, patent applications, inventions, proprietary information, techniques, operational methods, product development techniques or plans, technical processes, designs and design projects, “know-how”, trade secrets, databases, software, servers, work in process, concepts, ideas and all other intangible property (collectively, “Intangible Property”); all permits, licenses or other rights running to or from the Assignor relating to any Intangible Property; customer and supplier lists; net operating loss carryforward to the extent permitted by law; goodwill; all of Assignor’s files and records; provided, however, that there shall be excluded from such assignment Assignor’s stock record books, corporate record books containing minutes of meetings of directors and stockholders and such other records as have to do exclusively with Assignor’s organization or stock capitalization.  The properties and assets of the Assignor being assigned to the Assignee are hereinafter sometimes referred to herein as the “Transferred Assets”.

2.           Assumption.  As of the Effective Date, and in consideration for the assignment of the Transferred Assets, the Assignee hereby assumes all liabilities and obligations of Assignor as of the instant immediately prior to the consummation of the Share Exchange Agreement, inclusive of the Loan provided for in Section 5.11 of the Share Exchange Agreement and the expenses accrued by Dionics in connection with the negotiation, documentation and consummation of the Share Exchange Agreement (the “Assumed Liabilities”).

3.           Mutual Representations and Warranties. Each party represents and warrants to the other party that the representing and warranting party, to its best knowledge is free to enter this Agreement and in so doing it will not violate any other agreement to which it is party or subject.

4.           Delivery of Records and Contracts.  Assignor shall deliver or cause to be delivered to the Assignee all written leases, contracts, commitments and rights evidencing Transferred Assets and Assumed Liabilities, with such assignments thereof and consents to assignments as are necessary to assure the Assignee of the full benefit of the same.  Assignor shall also deliver to the Assignee all of Assignor’s business records, tax returns, books and other data relating to its assets, business and operations (except corporate records and other property of Assignor excluded under Section 1) and Assignor shall take all requisite steps to put the Assignee in actual possession and operating control of such assets and business of Assignor.

5.           Indemnification.  Assignee agrees to indemnify, defend and hold harmless Assignor and any of its, affiliates, subsidiaries, partners and their respective directors, officers, employees, agents, successors and assigns (“Indemnified Parties”) from and against losses, claims, damages, expenses, or liabilities, including reasonable attorney’s fees, that may be imposed on, incurred by or asserted against any Indemnified Party as a result of any claim arising from or in connection with the Transferred Assets and the Assumed Liabilities.  Assignee further agrees to defend any Indemnified Party, at Assignor’s request, with counsel acceptable to Assignor, against any claim, demand or suit for which Assignee has agreed to indemnify such Indemnified Party.  Assignor may, at its option, conduct the defense in any such claim, demand or suit, and Assignee agrees to cooperate fully with such defense. Assignor agrees to notify Assignee within a reasonable time of any written claims or demands against Assignor for which Assignee is responsible hereunder.

6.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to its subject matter and merges all prior and contemporaneous communications.

7.           Miscellaneous.

7.1           Neither this Agreement nor any provisions hereof shall be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

7.2           Any notice or communication under this Agreement must be in writing and sent (i) by mail, postage prepaid and registered or certified with return receipt requested, (ii) by overnight courier, (iii) by facsimile or email, or (iv) by delivering the same in person.  Notices shall be sent to the last known addresses of the parties or to such other address or addresses as any party may designate by notice as provided above.

7.3           Each party to this Agreement shall perform any and all acts and execute and deliver any and all documents as may be necessary and proper under the circumstances in order to accomplish the intents and purposes of this Agreement and to carry out its provisions.

7.4           This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

7.5           This Agreement shall be governed and construed under the laws of the State of Delaware.

7.6           If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement or the remainder of the provision held void or unenforceable in part shall continue in full force and effect.

7.7           No waiver by any party, whether express or implied, of any provision of this Agreement, or of any breach or default, shall constitute a waiver or a breach of a similar or dissimilar provision or condition at the same time or any prior or subsequent time.

7.8           This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement.  The counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Assignor:	DIONICS, INC.

	By:	/s/ Liu Shuzhong
Name: Liu Shuzhong
Title: CEO

Assignee:	DIONICS USA INCORPORATED

	By:	/s/ Bernard L. Kravitz
Name: Bernard L. Kravitz
Title: President